As filed with the Securities and Exchange Commission on October 25, 2013

Registration No. 333-150563

Registration No. 333-158737

Registration No. 333-182890

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-150563

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-158737

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-182890

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOISE INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-8356960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1111 West Jefferson Street, Suite 200, Boise, ID	83702-5388
(Address of principal executive offices)	(ZIP Code)

BOISE INC. INCENTIVE AND PERFORMANCE PLAN

(Full titles of the plans)

KENT A. PFLEDERER

Senior Vice President and Secretary

Boise Inc.

P.O. Box 990050

Boise, ID 83799-0050

(Name and address of agent for service)

(208) 384-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Explanatory Note

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of Boise Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-150563, registering 5,175,000 shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), issuable under the Boise Inc. Incentive and Performance Plan;

•	Registration Statement No. 333-158737, registering 12,000,000 shares of the Company Common Stock, issuable under the Boise Inc. Incentive and Performance Plan; and

•	Registration Statement No. 333-182890, registering 2,927,626 shares of the Company Common Stock, issuable under the Boise Inc. Incentive and Performance Plan.

On October 25, 2013, pursuant to that certain Agreement and Plan of Merger, dated September 16, 2013 (the “Merger Agreement”), by and among Packaging Corporation of America, a Delaware corporation (“Parent”), Bee Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), and the Company, Purchaser merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the offerings contemplated by the Registration Statements have been terminated as of the date hereof. Pursuant to the undertakings contained in Part II of the Registration Statements to remove from registration, by means of post-effective amendments, any securities of the Company registered under the Registration Statements which remained unsold at the termination of the offering, the Company is hereby removing from registration, by means of these post-effective amendments, all of the shares of the Company Common Stock which were registered under the Registration Statements that remain unsold as of the date hereof.

[Signature Page Follows]

Signatures

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant has duly caused these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, on this 25th day of October, 2013.

BOISE INC.

By:	/s/ Kent A. Pflederer
Kent A. Pflederer
Senior Vice President and Secretary

[Signature Page to Post Effective Amendment (S-8)]